EXHIBIT 2.8

AMENDMENT NO. 4 TO THE
SEPARATION AND DISTRIBUTION AGREEMENT

This Amendment No. 4 (this “Amendment”) to the Separation and Distribution Agreement, dated as of July 29, 2019, as amended (the “Agreement”), is made as of November 15, 2020 by and between Pfizer Inc., a Delaware corporation (“Pluto”), and Upjohn Inc., a Delaware corporation and wholly owned Subsidiary of Pluto (“Spinco”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, the Parties entered into the Agreement on July 29, 2019;
WHEREAS, the Parties entered into Amendment No. 1 to the Agreement on February 18, 2020;
WHEREAS, the Parties entered into Amendment No. 2 to the Agreement on May 29, 2020;
WHEREAS, the Parties entered into Amendment No. 3 to the Agreement on September 18, 2020; and
WHEREAS, in accordance with the terms and conditions of the Agreement, the Parties now wish to amend the Agreement in the manner set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged by each Party, the Parties hereto agree as follows:
SECTION 1. Definitions. Capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in the Agreement.
SECTION 2. Amendments to the Agreement and Ancillary Agreements.
(a)Section 1.01 of the Agreement is hereby amended by adding the following definition in the appropriate alphabetical location:
““Additional Spinco Cash Amount” means $277,000,000.”
(b)The definition of “Closing Working Capital Target” in Section 1.01 of the Agreement is hereby amended and restated in its entirety as follows:
““Closing Working Capital Target” means $910,000,000.”
(c)The definition of “Spinco Cash Balance” in Section 1.01 of the Agreement is hereby amended and restated as follows:
““Spinco Cash Balance” means the aggregate balance of cash, cash equivalents, marketable securities and other short-term investments held by Spinco or any member of the Spinco Group as of immediately prior to the Distribution Time and, to the extent paid by Pluto to Spinco pursuant to Section 3.01(c), an amount of cash equal to the Additional Spinco Cash Amount, determined in accordance with the Accounting Principles and after giving effect to the payment of the Spinco Cash Distribution from Spinco to Pluto pursuant to Section 2.01(a)(ii). For clarity, the Spinco Cash Balance shall not include any cash, cash equivalents, marketable securities or other short-term investments held by Spinco or any member of the Spinco Group as a result of any borrowings pursuant to the Spinco Financing Arrangements.”
(d)The definition of “Spinco Cash Target” in Section 1.01 of the Agreement is hereby amended and restated as follows:
““Spinco Cash Target”” means $677,000,000.”
(e)Section 2.16(a)(ii) of the Agreement is hereby amended and restated as follows:
““Working Capital Adjustment Amount” means:

(A)    if the Closing Working Capital is greater than $925,000,000, then an amount equal to (1) the Closing Working Capital minus (2) $925,000,000;
(B)    if the Closing Working Capital is less than $900,000,000, then an amount equal to (1) the Closing Working Capital minus (2) $900,000,000; and
(C)     if the Closing Working Capital is (1) equal to $925,000,000, (2) less than $925,000,000 but greater than $900,000,000 or (3) equal to $900,000,000, then an amount equal to $0.”
(f)Section 3.01(c) of the Agreement is hereby amended and restated as follows:
“Without limiting the requirements of Section 2.05, prior to the Distribution Time, Pluto may, and may cause the members of the Pluto Group and the Spinco Group to, take such actions as Pluto deems advisable to minimize or reduce the amount of cash and cash equivalents remaining in any accounts held by or in the name of a member of the Spinco Group as of immediately prior to the Distribution Time; provided that (i) Pluto shall not, and shall not permit any member of the Pluto Group or the Spinco Group to, (A) remove cash in a manner that would shift Taxes of Spinco from the period prior to the Distribution Time to after the Distribution Time, (B) remove cash through an agreement or a commitment to a Tax authority that would impose obligations on Spinco to Third Parties after the Distribution Time or (C) remove cash that would result in a violation of the minimum capital required by Law to be held by a Spinco Subsidiary and (ii) Pluto (A) shall, and shall cause the members of the Pluto Group and the Spinco Group to, use commercially reasonable efforts to leave in accounts held by or in the name of a member of the Spinco Group as of immediately prior to the Distribution Time an amount of cash and cash equivalents in the aggregate equal to $400,000,000 (not including any cash or cash equivalents held by Spinco or any member of the Spinco Group as a result of any borrowings pursuant to the Spinco Financing Arrangements) and (B) shall pay to Spinco on January 15, 2021 an amount of cash equal to the Additional Spinco Cash Amount.”
(g)Schedule 1.01(b) to the Agreement is hereby amended as set forth on Annex A hereto.
(h)Schedule 1.01(h) to the Agreement is hereby amended and restated as set forth on Annex B hereto.
(i)Schedule 1.01(i) to the Agreement is hereby amended and restated as set forth on Annex C hereto.
(j)Schedule 2.05(b)(ii) to the Agreement is hereby amended and restated as set forth on Annex D hereto.
(k)Schedule 2.16(a)(i) to the Agreement is hereby amended and restated as set forth on Annex E hereto.
(l)Schedule 5.01(c) to the Agreement is hereby amended as set forth on Annex F hereto.
(m)The form of Tax Matters Agreement attached as Exhibit D to the Agreement is hereby amended by adding a new Section 6.08 as follows:
Section 6.08 Maintenance of Certain Entities. From and after the Distribution Date and until the date that is two years following the Distribution Date, (i) Spinco shall provide Pluto written notice at least thirty (30) days prior to effecting any proposed transfer, sale, liquidation, merger or other legal reorganization of any of PF Asia Manufacturing B.V., Pfizer Asia Pacific Pte Ltd., Pfizer PFE Ireland Pharmaceuticals Holding 1 B.V., Pfizer Pharmaceuticals LLC and G.D. Searle LLC (together, the “PFAM Entities”), which written notice shall include a description in reasonable detail of the proposed transaction(s) and the purposes thereof, (ii) Spinco shall cooperate in good faith with Pluto in considering any alternative transaction(s) proposed by Pluto in writing with respect to the PFAM Entities (including, without limitation, a delay in implementing the proposed transaction(s)) for purposes of minimizing potential taxes that could be imposed pursuant to articles 49 and 50a of the German Income Tax Act (Einkommensteuergesetz), and (iii) if Pluto has proposed an alternative transaction(s) with respect to the PFAM Entities but Pluto and Spinco have not agreed that Spinco will implement such alternative transaction(s) (with such changes as Pluto and Spinco may agree), then, if and only if (x) such alternative transaction(s) proposed by Pluto would not put Spinco in a worse position than Spinco would be in if Spinco were to implement the transaction(s) as proposed by Spinco as determined by Spinco exercising its reasonable judgment in good faith, and (y) Pluto agrees to indemnify Spinco for the incremental out-of-pocket costs and expenses reasonably incurred by Spinco as a result of such alternative transaction(s), Spinco shall implement such alternative transaction(s) with respect to the PFAM Entities as proposed by Pluto; provided, that Spinco shall not be required to take any action specified in clauses (i)-(iii) of this Section 6.08 if Pluto receives written confirmation from the applicable German Tax Authority that such Tax Authority will not impose tax on Pluto or any of its Affiliates pursuant to articles 49 and 50a of the German Income Tax Act (Einkommensteuergesetz) with respect to the PFAM Entities.
(n)The definition of “Separation Transfer Taxes” set forth in Section 1.01 of the form of Tax Matters Agreement attached as Exhibit D to the Agreement is hereby amended and restated as follows:
“Separation Transfer Taxes” means any Transfer Taxes incurred in connection with the Separation, the Contribution and the Distribution, including, for the avoidance of doubt, any Transfer Taxes incurred in connection with the transfer of employees, assets and liabilities from any member of the Pluto Group to any Specified CEE Entity; provided that with respect to any such Transfer Tax that is recoverable, (A) Spinco shall use commercially reasonable efforts to recover, all or a portion of, such Transfer Tax from the relevant Tax authority and (B) such Transfer Tax shall not be included in the definition of Separation Transfer Taxes except to the extent that such Transfer Tax has not been recovered within 12 months from the date on which such Transfer Tax was paid.
(o)Section 1.01 of the form of Tax Matters Agreement attached as Exhibit D to the Agreement is hereby amended by adding new definitions as follows:
“Specified CEE Jurisdiction” means Bulgaria, Croatia, the Czech Republic, Hungary, Poland, Romania, Serbia, Slovakia or Slovenia.
“Specified CEE Entity” means any member of the Utah Group or the Spinco Group that is organized or Tax resident in a Specified CEE Jurisdiction.
SECTION 3. Limited Amendment. Each Party acknowledges and agrees that this Amendment constitutes an instrument in writing duly signed by the Parties under Section 10.03 of the Agreement. Except as specifically amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. From and after the date hereof, all references to the Agreement, and each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words, shall refer to the Agreement as amended hereby. Each reference in the Agreement, as amended hereby, to “the date of this Agreement”, “the date hereof” or any similar reference shall continue to refer to July 29, 2019.
SECTION 4. Miscellaneous. The provisions of Article X of the Agreement shall apply to this Amendment, mutatis mutandis, and are incorporated by reference as if fully set forth herein.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PFIZER INC.
By:
/s/ Douglas E. Giordano
Name: Douglas E. Giordano
Title: Senior Vice President, Worldwide Business Development

UPJOHN INC.
By:
/s/ Sanjeev Narula
Name: Sanjeev Narula
Title: Authorized Officer